Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Hartman
Enpath Medical, Inc.
(763) 577-2212

EVC Group
Doug Sherk (415) 896-6820
Anne Bugge (206) 926-5220

July 20, 2004

Enpath Medical Reports Second Quarter Results

•   Sales Meet Company Guidance

•   Company Records One-Time Charge Related to Safety Needle Investment

•   Recently Introduced Products Generating Strong Market Interest

•   Conference Call Scheduled for 1:30 PM CDT Today

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) reported sales in the second quarter grew 68% to $7.3 million compared to $4.3 million in the second quarter of 2003.  For the six months ended June 30, 2004, the Company reported sales of $14.6 million, compared to $9.0 million in the same period of 2003, a 62% increase.  Last year’s second quarter and six month comparative results do not include sales or expenses from the BIOMEC Cardiovascular business, now the Lead Technologies Division, that the Company acquired in October 2003.

For the second quarter of 2004, the Company reported a net loss of $1.8 million, or $.31 per share, after a non-cash, one-time, impairment adjustment of $2.8 million ($1.9 million after tax) related to the Company’s safety needle investment.  For the second quarter of 2003, the Company reported net income of $474,000, or $.10 per diluted share.  For the six months ended June 30, 2004, the Company reported a net loss of $1.5 million, or $.27 per share, including the $1.9 million after tax safety needle impairment adjustment compared to net income of $1.1 million, or $.22 per diluted share, for the first six months of 2003.

“Our sales results were in line with our previously provided guidance for the second quarter,” said James D. Hartman, chairman and CEO. “Our profitability for the quarter was affected by lower than expected gross margins, higher selling, general and administrative expenses and the impairment adjustment.  Gross margins for the quarter were slightly less than anticipated coming in at 37.6%.  Selling, general and administrative costs were 19.5% of sales for the quarter when we expected them to fall in the 15-16% range.”

Delivery Systems Division

“Sales at our Delivery Systems Division increased 14% during the quarter to $5.0 million compared to the second quarter of 2003.  This increase was fueled by growth in our core introducer product line as a result of the launch of the FlowGuardTM valved introducer as well as increased orders from our two largest customers,” Hartman stated.  “Our introducer market share continues to grow.  Based on strong initial customer reception, we are very enthusiastic about the revenue potential of the new FlowGuard product.  Normal new product FlowGuard ramp-up challenges plus inefficiencies caused by aging product tooling in our most mature product line and raw material quality issues reduced margins at the Delivery Systems Division early in the quarter.  These issues were addressed and gross margins returned to expected levels in June.  Research and development expenditures at the Delivery System Division were as planned at $621,000, or 12.6% of sales compared to $383,000 one year ago.”

Lead Technologies Division

“At our Lead Technologies Division, sales declined by 11% to $2.3 million, compared with the second quarter of 2003.  This decline was due to a reduction in orders from our largest customer who is adjusting an overstock situation as previously disclosed with our first quarter results, as well as the planned elimination of several low margin contract manufacturing projects,” Hartman added.  “Importantly, sales of our proprietary products increased 25% in the quarter compared with prior year’s second quarter and now represent 45% of overall divisional sales compared to approximately 33% last year.  We anticipate orders from our largest customer will return to previous levels by the fourth quarter.”

Hartman continued, “We were encouraged that gross margins at the Leads Division improved from 21% in the first quarter to 28% this quarter.  We expect margins will improve as sales levels increase in the second half of the year.  Spending on research and development at the Leads Division was $514,000 in the quarter or 22% of its sales, comparable to the first quarter.”

Selling, General and Administrative Expenses and Impairment Adjustment

“Selling, general and administrative expenses were 19.5% of sales for the quarter, substantially more than the 15-16% of sales we anticipated in our previously provided guidance,” Hartman stated.  “In part this was due to a decision to increase our participation in several additional physician based trade shows as well as higher than anticipated in the costs of the redesign of our web site and literature to incorporate our new branding and name change.  Most of these activities are now completed.  Documentation and testing requirements related to Sarbanes-Oxley Section 404 compliance also exceeded our expectations.”

The Company stated that it is recording a one-time impairment adjustment of its investment in its exclusive safety needle license arrangement as well as a write-down in the value of its automated safety needle assembly equipment.  The Company reduced the combined net book value of the license and equipment by $2.8 million from approximately $3.1 million to $315,000.  The impairment adjustment, after reflecting a tax benefit of $900,000, reduced net income for the quarter by $.33 per share.  As a result of the impairment charge, the Company was in default on a debt to net worth provision of its loan agreement and has received a waiver from the bank.

“During the quarter, we analyzed safety needle sales results and future expectations from our two major safety needle distribution partners.  While performance of the product has been positively received, market acceptance to date has been disappointing.  We remain optimistic that the federal mandate requiring the use of safety needles in all health care related procedures will result in a future favorable revenue stream for our Axia RSNTM safety needle, however the market’s slow adoption rate no longer justifies the level of investment the Company has in safety needle equipment and technology,” Hartman said.

New Products

“We expect our new product pipeline to begin to generate increased sales in the second half of the year,” Hartman continued.  “Our new Fastac Flex epicardial lead delivery tool should be ready for market early in the fourth quarter in the US and in Europe later in the fourth quarter and we are optimistic that it will be well received by the physician community.  The anti-inflammatory steroid lead is expected to be available in the European market in the fourth quarter and in the US in the first quarter of 2005.  We are scheduled to launch the smaller sizes of FlowGuard in the pacing and port markets in the third quarter.  As previously stated, one of our advanced delivery system customers is moving into a substantial clinical trial and we will be providing product for that effort during the third quarter.”

2004 Outlook and Guidance

With the reduction in forecasted safety needle revenue along with another quarter of reduced orders from its largest Lead Technologies customer, the Company stated that its sales guidance for 2004 is now expected to approximate a 60 to 65% increase over 2003.  The Company expects third quarter sales to increase 3 to 5% over the second quarter.  With higher volumes, gross margins are expected to increase to a target range of 42 to 44%.  SG&A expenses should decline to approximately 17 to 18% of revenue in the third quarter and then to the 15 to 16% range or less for the fourth quarter of the year.  Research and development expenses are expected to continue in the range of 15% of sales in the third quarter due to the development and approval process for the steroid epicardial lead, and then begin to decline in the fourth quarter to the 12 to 13% range on the way towards the more historical 10 to 11% level next year.  The Company expects its tax rate to approximate 32% of income as a result of the availability of Research & Development credits.

Conference Call Today

The Company will host a conference call today at 1:30 PM, CDT/2:30, EDT to discuss its financial results, outlook for the remainder of 2004 and current corporate developments.  To participate in the call dial (800) 240-2430, provide the Company name and Jim Hartman as the leader’s name.  A live webcast can be accessed on the Enpath Medical website, www.enpathmed.com, by clicking on the Second Quarter 2004 Conference Call window. A taped replay of the call will be available approximately one hour after the conclusion of the call until July 27, 2004, by calling (800) 405-2236 and referencing ID#11003081.  An audio replay of the webcast will be archived on the Enpath website until July 20, 2005.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, as well as in our quarterly reports on Form 10-Q.  Among the factors that could cause results to differ materially are the following: the ability of Enpath to successfully integrate the BCI operation; Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to complete development of its Myopore steroid epicardial lead and Fastac Flex delivery tool and obtain FDA and European approval to market these devices; Enpath’s ability to find customers and distribution partners for its steroid lead and delivery tool; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products, including the safety needle; the ability of Enpath to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Enpath and these customers to achieve market acceptance of the safety needle; Enpath’s ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Consolidated Condensed Balance Sheets

	Unaudited	Audited (1)
	06/30/04	12/31/03
Assets
Cash and cash equivalents	$317,230	$1,067,935
Inventory, receivables and prepaids	8,445,898	8,076,800
Property, plant and equipment, net	5,061,835	6,861,747
Goodwill	9,099,447	8,984,824
Intangible assets with finite lives, other	7,624,818	8,569,588
Total Assets	$30,549,228	$33,560,894

Liabilities & Shareholders’ Equity
Current liabilities	$3,756,419	$4,842,297
Long-term liabilities	3,371,947	5,728,303
Shareholders’ equity	23,420,862	22,990,294
Total Liabilities & Shareholders’ Equity	$30,549,228	$33,560,894

(1)   Derived from Audited Balance Sheet at 12/31/03.

Consolidated Income Statements (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Sales	$7,295,113	$4,338,341	$14,592,167	$9,005,664
Cost of sales	4,549,519	2,518,589	9,078,339	5,115,270
Gross profit	2,745,594	1,819,752	5,513,828	3,890,394

Operating expenses:
Research and development	1,135,608	383,247	2,182,311	741,247
Selling, general and administrative	1,420,817	691,291	2,696,897	1,410,617
Safety needle asset impairment	2,809,199	0	2,809,199	0
Total operating expenses	5,365,624	1,074,538	7,688,407	2,151,864

Operating income	(2,620,030)	745,214	(2,174,579)	1,738,530

Other income (expense):
Interest expense	(46,486)	(4,251)	(94,151)	(8,870)
Interest income	213	11,897	1,608	26,979
Other	(4,315)	(399)	(1,032)	(402)
Total other income (expense)	(50,588)	7,247	(93,575)	17,707

Income (loss) before income taxes	(2,670,618)	752,461	(2,268,154)	1,756,237
Income tax benefit (expense)	854,644	(278,411)	725,313	(649,808)
Net Income (loss)	$(1,815,974)	$474,050	$(1,542,841)	$1,106,429

Earnings (loss) per share
Basic	$(0.31)	$0.10	$(0.27)	$0.23
Diluted	$(0.31)	$0.10	$(0.27)	$0.22

Weighted average shares
Basic	5,880,308	4,733,950	5,799,922	4,730,964
Diluted	5,880,308	4,955,311	5,799,922	4,956,072